UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Chubb Limited

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Supplement to Chubb Limited’s Proxy Statement for the

2025 Annual General Meeting of Shareholders to be held on May 15, 2025

The Board of Directors recommends a vote “AGAINST” Agenda Item 13,

the shareholder proposal on Scope 3 greenhouse gas emissions reporting

This proxy statement supplement, dated April 23, 2025, supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) of Chubb Limited (the “Company”, “Chubb”, “we” or “our”) filed on April 1, 2025.

This supplement responds to Green Century Capital Management, Inc.’s (“Green Century” or the “Proponent”) Notice of Exempt Solicitation filed on April 7, 2025 (the “Proponent Notice”).

Chubb requests that shareholders consider this supplement as part of the evaluation of Agenda Item 13, the shareholder proposal on Scope 3 greenhouse gas emissions reporting, which our Board recommends that shareholders vote “AGAINST”. Further explanation of why the Board recommends voting “AGAINST” Agenda Item 13 is in the Board’s statement of opposition to the shareholder proposal on pages 46-48 of the Proxy Statement (“Statement of Opposition”). We include cross-references in this supplement to the Statement of Opposition for brevity and to avoid repetition.

As a preliminary matter, we note that:

•	The Proponent Notice omits a statement that Green Century Equity Fund owns no more than $5 million of Chubb shares, as required by the proxy rules and related Securities and Exchange Commission (“SEC”) Compliance and Disclosure Interpretation (“C&DI”) 126.06. Green Century’s most recent Form N-CSR, filed with the SEC on April 3, 2025, reports less than $5 million in Chubb stock ownership.

•	Chubb also believes that Green Century did not mail or otherwise disseminate the Proponent Notice to Chubb’s shareholders, as required by the proxy rules and related C&DI 126.08. C&DI 126.08 clarifies that a person cannot file a Notice of Exempt Solicitation on the SEC’s EDGAR filing system if the material was not sent or given to shareholders through other means. Instead, it appears that Green Century improperly filed the Proponent Notice by using EDGAR as the sole method to distribute its soliciting material.

Further Rationale for an “AGAINST” Vote

As explained in our Statement of Opposition, Chubb has set forth a comprehensive climate change strategy focused realistically on working with insureds to facilitate the reduction of GHG emissions. Our approach, which is science-based and fact-driven, is far more effective at influencing the actions of our insureds than attempting to estimate the emissions of our millions of commercial and individual customers and attributing emissions to Chubb.

Ultimately, Scope 3 emissions disclosure relating to our underwriting, insuring and investment activities serves no useful purpose and wastes Chubb’s and our shareholders’ resources.

1.	Our climate strategy and disclosure provide our shareholders assurance that we are effectively managing physical and transition risks and opportunities.

The Proponent Notice asserts, without evidence, that understanding Chubb’s physical and transition risks and related mitigation efforts could be enhanced through Scope 3 emissions reporting. We have carefully evaluated Scope 3 emissions reporting and determined that it neither provides useful information to assess our exposure to climate risks, nor serves as a proxy for Chubb’s actual exposure to transition risk or the physical effects of climate change. See “The Missing Purpose of Scope 3 Disclosure” in the Statement of Opposition for further detail. Moreover, current Scope 3 emissions estimates combine inaccurate and insufficient data with a fundamentally flawed counting methodology, as described in “Threshold Issues Remain: Methodological Concerns, Data Insufficiency and Attribution Shortcomings” in the Statement of Opposition.

Chubb’s climate strategy addresses and mitigates climate risks, identifies and executes on opportunities resulting from the energy transition, and supports clients in effecting real-world emissions reduction. Our strategy is highlighted by three pillars – Chubb Climate+, Chubb Resilience Services and technical underwriting criteria – each described in “Chubb’s Climate Strategy and Disclosure” in the Statement of Opposition.

We also regularly update shareholders and other stakeholders on our efforts and relevant metrics in our public reporting, such as in our recently published 2024 Sustainability Report. Our current disclosures more effectively provide substantive information to investors on Chubb’s strategy and steps to manage climate risk exposure. Additionally, we believe our climate strategy will do far more to reduce GHG emissions in the real economy than any exercise to estimate Scope 3 emissions could possibly achieve.

Proponent’s most recent filing includes glaringly inaccurate and misleading statements. It is simply not true that “[i]n 2023, 77% of Chubb’s direct premiums were written for fossil fuels.” That would equate to $36.5 billion of our $47.4 billion of 2023 net premiums written. Even a cursory review of our public disclosures would show that this statistic is false. Our annual reports break down our premium by business unit and show that the Proponent’s statements have no basis in fact; plus, our 2023 Sustainability Report disclosed that our total Energy and Climate premiums for 2023 were approximately $1.85 billion. The Proponent apparently has not read or has chosen to ignore Chubb’s existing disclosures on climate.

Ultimately, we simply do not consider Scope 3 GHG emissions as a meaningful basis to evaluate Chubb’s actions to address climate change or manage our physical and transition risk, particularly when compared to our existing climate strategy and underwriting criteria for high-emitting industries.

2.	Chubb believes its climate strategy and reporting meets investor expectations.

Notwithstanding that this same Scope 3 proposal received only 28% support at last year’s annual general meeting, Green Century asserts in the Proponent Notice that investors expect Chubb to disclose Scope 3 emissions and that such disclosure would be helpful in evaluating Chubb’s management and mitigation of climate risks.

During our 2024-2025 shareholder engagement program, which is further described on page 53 of the Proxy Statement, we had robust discussions regarding “Chubb’s climate-related initiatives, strategies, progress and disclosures, including activities relating to energy security and the transition to a more carbon neutral economy through our Chubb Climate+ business unit and carbon-related underwriting criteria.” The vast majority of shareholders that spoke with us about climate during annual engagement expressed satisfaction with and support of Chubb’s strategy and efforts.

Our actions provide assurance to our investors, as well as clients and other stakeholders, that we take the risks and opportunities of climate change seriously and that we are thoughtfully and effectively addressing the global transition.

3.	Chubb is actively monitoring new approaches to climate disclosures and our regulatory obligations, none of which currently require Scope 3 reporting.

We describe our approach to assessing climate disclosure frameworks and our obligations in detail in “Threshold Issues Remain: Methodological Concerns, Data Insufficiency and Attribution Shortcomings – Proposal Front-Runs Emerging Disclosure Frameworks” in the Statement of Opposition.

Proponent inaccurately describes regulatory regimes as currently requiring Scope 3 reporting, when they in fact do not. The Corporate Sustainability Reporting Directive (“CSRD”), cited by Proponent, does not require Scope 3 emissions disclosure. CSRD instead requires that we conduct a dual materiality analysis on our Scope 3 emissions, and if material, to disclose. As part of conducting our dual materiality analysis, we concluded that Scope 3 investment emissions were not material for our subsidiary Chubb European Group SE, the only Chubb entity that is currently in scope for the CSRD, and that a materiality assessment for Scope 3 insurance emissions was not possible due to a lack of available information. Our independent auditors reviewed the process we undertook and issued an unqualified limited assurance opinion over Chubb European Group’s CSRD report.

Conclusion

Chubb is committed to supporting clients in addressing climate change and building climate resilience through our products and services, underwriting and investment decisions, and philanthropic support, and will continue to advance in encouraging the transition to a low-carbon future while recognizing the ongoing energy needs of the global economy. Our Board and management have thoughtfully considered and chosen not to make the Scope 3 emissions disclosures requested by the Proponent at this time.

For the reasons set forth above and in the Statement of Opposition in our Proxy Statement, our Board recommends a vote “AGAINST” Agenda Item 13, the shareholder proposal on Scope 3 greenhouse gas emissions reporting.

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